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                                                                EXHIBIT 99.3


                   CONSULTING AGREEMENT AND COMPENSATION PLAN


THIS AGREEMENT is entered into as of this 5th day of December 2000 by and between Solomon Alliance Group, Inc. (the "Company") and Raymond J. Stewart ("Consultant").

                                    RECITALS:

A. The Company's shares are traded on the NASDAQ OTC Bulletin Board quotation system and the Company desires to engage Consultant to assist the Company with business strategy and development activities.

B. Consultant has advised the Company that he has the necessary expertise and knowledge to properly assist the Company in the development of the Company and its business.

NOW, THEREFORE, in consideration of and based upon the Recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DESCRIPTION OF SERVICES. Following execution hereof by both parties, Consultant will assist in the identification of a business suitable for acquisition by the Company and assist the Company in its completion of the transaction (collectively, the "Services"). The Consultant will not provide any Services under this Agreement that involve the financing of the Company through an issuance of securities or promoting or maintaining a market for the Company's securities.

2. COMPENSATION FOR SERVICES. As compensation for Services, the Company will issue to Consultant shares of its $0.001 par value common stock in an amount equal to five percent of the number of shares to be issued to the sellers of the business to be acquired by the Company in payment of the purchase price, said shares to be issued to the Consultant at the time of each such issuance of shares to the sellers.

3. RESERVATION OF SHARES. The maximum number of authorized but unissued shares of the Company's Common Stock that the Company may be required to issue under this Plan is hereby reserved for such purpose. The Board of Directors may increase the number of shares subject to this Plan as it may deem necessary or advisable for additional grants or as a consequence of a stock split or other reorganization or recapitalization affecting all Common Shares.

4. CAPITAL ADJUSTMENTS. The number and consideration of shares of Common Stock covered by each award and the total number of shares that may be granted or sold under the Plan shall be proportionally adjusted to reflect, subject to any required action by stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

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5.   RULE 428 PROSPECTUS INFORMATION. The parties agree that this Agreement shall be deemed an "employee benefit plan" as defined in Rule 405 of Regulation C under the Securities Act of 1933 and that the "plan" shall be self administered by Consultant. Consultant acknowledges the following:

         (a) The Company will cause to be filed a registration statement on Form S-8 to register the common stock issued to Consultant by the Company pursuant to this agreement and to register the resale of that common stock.

         (b) The information contained in Form S-8 and any resale prospectus may disclose details concerning this agreement, which disclosure will not be confidential.

         (c) This Agreement is compensatory in nature and purpose with respect to obligations of the Company owing to Consultant, which from time to time will be current obligations, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

         (d) Consultant shall self-administer this plan and has the sole discretion to dispose of or distribute the securities issued under this Agreement, unless prohibited by law.

         (e) The common stock of the Company issued under this agreement has been registered under Section 12(g) of the Securities Exchange Act of 1934.

         (f) As an "employee benefit plan" this agreement is limited to the benefit of Consultant. The Company, however, may enter into similar agreements, from time to time which, constitute separate employee benefit plans for other consultants, advisors, employees, directors or officers of the Company.

         (g) Consultant is not required to contribute toward the securities issued under this agreement, except for services rendered by Consultant under this agreement.

         (h) Given the nature of this agreement as compensatory in nature and purpose and the sole discretion of Consultant in administering this plan, the Company will not issue any reports concerning the plan to Consultant, other than to provide an annual recap of the securities issued and cash paid hereunder as required by the Internal Revenue Code and appurtenant rules and regulations.

         (i) This plan is not qualified under Section 401 of the Internal Revenue Code of 1986. The value of the securities issued under this agreement constitutes ordinary income to Consultant.

         (j) This agreement cannot be assigned or hypothecated by Consultant.

         (k) This agreement will terminate or be forfeited as provided herein.

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         (l)  This agreement does not provide for the holding of securities, funds or other assets and, as such, no lien has or may be created on any such securities, funds or assets.

6. NON-CIRCUMVENTION. In and for valuable consideration, the Company hereby agrees that Consultant may take actions to introduce the Company (whether conveyed in written, oral or data format, or otherwise by Consultant) to certain business opportunities proprietary to Consultant (the "Opportunities") for the benefit of the Company. The Company further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning the Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are proprietary to Consultant, and shall be treated as confidential information. For a period of one (1) year following the most recent substantive activity of the parties hereto with respect to a particular Opportunity, the Company shall not use such information except in the context of any joint venture with Consultant or other participation as agreed by Consultant. The parties agree that the intent of this provision is to compensate Consultant for the identification of business opportunities and not to convey proprietary rights to all contact with an entire organization, not itself a principal in the Opportunity, by virtue of an introduction of an Opportunity which includes a party which happens to be associated with such organization. The parties further agree that the term "Opportunities" does not include any existing or potential individuals or businesses that are already known to the Company or become known to the Company as a result of Services being provided under Section One of this Agreement at the time it is introduced by (a) virtue of being generally known to the public; (b) having been previously introduced by a third party; or (c) having been independently developed by the Company without assistance, directly or indirectly, of Consultant.

7. TERM; TERMINATION. Following the closing of the above-referenced acquisition, this Agreement may be terminated by either party upon fifteen (15) days' notice.

8. CONFIDENTIAL INFORMATION; TRADE SECRETS. Consultant shall not at any time or in any manner, either directly or indirectly, use for the personal benefit of Consultant, or divulge, disclose, or communicate in any manner any information that is proprietary to the Company without the Company's express written consent. Consultant will protect such information and treat it as strictly confidential and shall not use or disclose to any person or entity any Confidential Information or trade secrets of the Company other than as necessary in the fulfillment of the Services. This paragraph shall be effective both during the Term hereof and after the termination of this Agreement.

9. REGISTRATION OF SHARES. Consultant shall have "piggy-back" registration rights applicable to all shares issued pursuant hereto. In addition to the foregoing, the Company agrees to register with the Securities and Exchange Commission all shares issued hereunder on federal securities Form S-8, promulgated under the Securities Act of 1933, as amended.

10. INDEPENDENT CONTRACTOR. It is understood and acknowledged by both parties that the Consultant is acting as independent contractor and not as an agent or employee of the Company and, therefore, may not enter into any agreements or incur any obligations or expenses on behalf of the Company other than as described herein. The Consultant further

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     agrees not to disclose material information about the Corporation and its business and shall not be retained by any individual or corporation with similar business interests as the Corporation or the targeted acquisitions for a period of one year.

11. COUNTERPARTS. This Agreement may be executed in any number of counterparts by one original or facsimile signature of Consultant and Solomon Alliance Group, Inc. each of which counterparts, when executed and delivered, shall be an original but such counterparts together shall constitute one and the same instrument. Any signature on a facsimile copy of the Agreement of any document hereafter shall be binding and valid as if made on the original copy of the Agreement or document.

12. CHOICE OF LAW AND INTERPRETATION. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the jurisdiction designated by the Company. In the event that any provision of this Agreement becomes or is declared by an arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. By their execution hereof, each party (for itself and for any of its professional advisors or agents), agrees that neither has any claim, or may assert any obligation, monetary or otherwise, against the other except as may be set forth herein.

14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15. DISPUTES AND EXPENSES. In the event of any dispute, the parties agree to first submit to mediation pursuant to the rules of the American Arbitration Association. If mediation is instituted (or if suit is brought subsequent to conclusion of mediation) or an attorney must be paid by any party hereto to enforce the terms of this Agreement, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

16. MISCELLANEOUS. This Agreement can only be modified by written agreement executed by the parties. The parties have been advised by counsel of their own choice, and this Agreement is executed by each party voluntarily and with full knowledge of its significance. Unless otherwise provided herein, any provision hereof which imposes an obligation after termination of this Agreement shall survive the termination or expiration hereof and be binding on the parties. This Agreement shall be binding on the successors and legal representatives of the parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


SOLOMON ALLIANCE GROUP, INC.                  RAYMOND J. STEWART


By: /s/ Thomas I. Weston, Jr.                 /s/ Raymond J Stewart
    ----------------------------              -------------------------------
    Thomas I. Weston, Jr.                     Raymond J Stewart
    President & CEO

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